Exhibit 99.1

NEWS RELEASE

Valvoline Reports First-Quarter Results
•Reported net income of $53 million and earnings per diluted share (EPS) of $0.28
•Adjusted EPS declined 7% to $0.27, while adjusted EBITDA declined 6% to $101 million
•Sales grew 2% to $557 million, while lubricant volume declined 4% to 42 million gallons
•Valvoline Instant Oil Change (VIOC) system-wide same-store sales (SSS) grew 9.8%
•Lowers full-year guidance for adjusted EBITDA to $470-$485 million
•Announces broad-based restructuring program, expected to generate annualized pre-tax savings of approximately $40 to $50 million

LEXINGTON, Ky., Feb. 6, 2019 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its first fiscal quarter ended Dec. 31, 2018.

“We were pleased with the continued strong performance in Quick Lubes; however, overall results were below our expectations driven by weak performance in the Core North America retail channel,” said Chief Executive Officer Sam Mitchell. “We are moving decisively to address the continuing challenges in Core North America through aggressive trade promotion and pricing optimization, and we are confident that we will see improving performance in the business throughout the balance of the year. In response to industry headwinds and evolving customer trends, we are implementing a broad-based restructuring program to create a more agile organization with an improved competitive cost profile.

“We remain committed to driving long-term value to shareholders by maintaining a balanced capital allocation program and have increased our quarterly dividend by 42 percent to 10.6 cents per share.”

First-Quarter Results
Reported first-quarter 2019 net income and EPS were $53 million and $0.28, respectively. These results included after-tax income of $2 million ($0.01 per diluted share), primarily related to pension and other post-employment benefit (OPEB) impacts. Reported first-quarter 2018 net loss and diluted loss per share were $10 million and $0.05, respectively. These results included a charge of $75 million ($0.37 per diluted share) related to U.S. tax reform, after-tax income of $7 million ($0.03 per diluted share) related to pension and OPEB impacts and an after-tax charge of $1 million (negligible EPS impact) of separation-related expenses.

First-quarter 2019 adjusted net income and adjusted EPS were $51 million and $0.27, respectively, compared to adjusted net income of $59 million and adjusted EPS of $0.29 in the prior year period. (See Table 7 for reconciliation of adjusted net income and adjusted EPS.)
First-quarter results were driven by the ongoing strength of SSS and store additions in Quick Lubes, which were more than offset by weak volume in Core North America's retail channel. These factors led to adjusted EBITDA of $101 million, a 6 percent decline compared to the prior year period.

Effective Oct. 1, 2018, the company adopted the new revenue recognition accounting standard. The adoption resulted in a reclassification of certain items within the company's income statement and had a slightly favorable impact on first-quarter net earnings and no impact on cash flows. First-quarter 2019 results compared to the prior-year period include an approximate increase of $15 million to sales and cost of goods sold, as well as a decrease in SG&A of $2 million. Excluding these impacts, sales would have declined 1 percent, cost of goods sold would have increased 3 percent and SG&A would have been flat.

Operating Segment Results
Quick Lubes
•SSS grew 9.8% overall, 9.9% for company-owned stores and 9.8% for franchised stores
•Operating income grew 9% to $38 million; EBITDA grew 12% to $46 million
•Quick Lubes ended the quarter with 1,301 total company-owned and franchised stores, a net increase of 59 during the period and 162 versus the prior year
The Quick Lubes operating segment had an exceptional start to the fiscal year and the company expects it will continue to be a key growth engine and focus of investment. The growth in SSS was the result of a balanced contribution from an increase in both transactions and average ticket. Marketing investments made in customer acquisition and retention programs continued to drive higher transactions. Pricing actions and premium mix led to higher average ticket.

Sales and segment EBITDA growth were driven by increased SSS and the addition of 162 net new stores, as compared to the prior year.

On Oct. 31, 2018, the company completed its acquisition of Oil Changers, Valvoline's second quick-lube acquisition in Canada. On Dec. 5, 2018, one of Valvoline's largest franchisees acquired a quick-lube system in southern California, continuing its expansion on the West Coast.

Core North America
•Lubricant volume declined 9% to 21.7 million gallons
•Branded premium mix increased 200 basis points to 49.8%
•Operating income and EBITDA each declined $12 million to $31 million and $35 million, respectively
The declines in lubricant volume and segment profitability were primarily due to lower DIY branded volume in the retail channel. Ongoing weakness in the broader retail automotive lubricant market compounded the impact of continuing competitive challenges, including increased competitive promotional activity and changes in retailer promotional and merchandising tactics. In the installer channel, volume was in line with the prior year, excluding the transfer of Great Canadian Oil Change product sales to the Quick Lube segment.

In response to the current dynamics in DIY, the company is taking actions which it expects to stabilize the retail business in Core North America. In addition to a stronger consumer communications plan, the company is implementing a more aggressive trade promotion plan, which includes optimizing promoted price points at key retailers.

International
•Lubricant volume declined 3% to 13.8 million gallons; excluding the impact of a business model change in Brazil, lubricant volume would have increased 1%
•Lubricant volume from unconsolidated joint ventures declined 4% to 10.4 million gallons
•Operating income declined 5% to $18 million; EBITDA was flat at $20 million
During the quarter volumes were soft in most regions, especially in emerging markets. Year-over-year volume in Latin America declined due to the previously-discussed business model change in Brazil, which began in the prior-year period. Without this impact, volume in the International segment would have increased 1 percent, excluding unconsolidated joint ventures.

International segment EBITDA was flat in the quarter, despite lower volume and an unfavorable net foreign exchange impact of $2 million, due primarily to lower operating expenses.

Balance Sheet and Cash Flow
•Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion
•Cash flow from operations for the quarter of $85 million; free cash flow of $58 million
The year-over-year increase in cash flow from operations of $65 million was primarily due to favorable changes in working capital.

Restructuring Program
The company today announced a broad-based restructuring program to better meet the needs of an evolving market. The program is expected to reduce costs, simplify processes and ensure that the organization’s structure and resource allocation are focused on key growth initiatives.

The program is projected to generate annualized pre-tax savings of approximately $40 - $50 million with modest benefits expected this year. The majority of the savings will begin in fiscal 2020 with the full run-rate savings expected to be achieved by the end of that year. The company will record a pre-tax charge of approximately $12 - $17 million associated with this program.

Fiscal 2019 Outlook
"We continue to recognize the importance of Core North America's cash generation to fund our growth objectives," Mitchell said. "The restructuring program announced today, in addition to the other actions we are implementing, are expected to drive more stable results in Core North America.

"We anticipate Quick Lubes will continue its high level of performance, and we believe the decisive actions we're taking in Core North America will improve results throughout the year. In addition, we are taking actions to broadly improve cost efficiency and expect to benefit from a more favorable raw material cost environment. Based on the slow start to the year, we are lowering our EBITDA and EPS guidance."

Information regarding the company’s outlook for fiscal 2019 is provided in the table below:

	Updated Outlook	2019 Outlook
Operating Segments
Lubricant gallons	1-2%	2.5-3.5%
Revenues	6-8%	7-9%
New Quick Lube stores (excludes Valvoline acquired stores and franchise conversions)
Company-owned	No change	27-32
Franchised	60-70	30-40
VIOC same-store sales	7-8%	6-7%
Adjusted EBITDA	$470-$485 million	$480-$495 million
Corporate Items
Adjusted effective tax rate	No change	25-26%
Diluted adjusted EPS	$1.31-$1.39	$1.35-$1.43
Capital expenditures	No change	$115-$120 million
Free cash flow	No change	$190-$210 million

The fiscal 2019 outlook, provided in the table above, includes the impact of the company’s adoption of new revenue recognition accounting guidance, effective as of Oct. 1, 2018.

Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for 2019 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in 2019 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal first-quarter 2019 conference call at 9 a.m. ET on Thursday, Feb. 7, 2019. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Basis of Presentation

Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new revenue recognition accounting standard, effective at the beginning of fiscal 2019, using the modified retrospective method; accordingly, Valvoline's consolidated and segment results for periods prior to this adoption were not adjusted. However, opening retained deficit was increased by $13 million, representing the cumulative effect of the changes, primarily related to the timing of certain sales made to distributors.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA, above, as well as the estimated net impact of the enactment of tax reform; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM

Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises more than 1,300 quick-lube locations, and is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including the new Valvoline™ Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline’s business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2018	2017
Sales	$557	$545
Cost of sales	374	350
GROSS PROFIT	183	195
Selling, general and administrative expenses	105	107
Legacy and separation-related expenses, net	—	9
Equity and other income, net	(9)	(9)
OPERATING INCOME	87	88
Net pension and other postretirement plan income	(2)	(10)
Net interest and other financing expenses	17	14
INCOME BEFORE INCOME TAXES	72	84
Income tax expense	19	94
NET INCOME (LOSS)	$53	$(10)

NET EARNINGS (LOSS) PER SHARE
BASIC	$0.28	$(0.05)
DILUTED	$0.28	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	188	202
DILUTED	189	202

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	December 31	September 30
	2018	2018
ASSETS
Current assets
Cash and cash equivalents	$99	$96
Accounts receivable, net	331	409
Inventories, net	200	176
Prepaid expenses and other current assets	38	44
Total current assets	668	725

Noncurrent assets
Property, plant and equipment, net	428	420
Goodwill and intangibles, net	473	448
Equity method investments	32	31
Deferred income taxes	134	138
Other noncurrent assets	97	92
Total noncurrent assets	1,164	1,129

Total assets	$1,832	$1,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$30	$30
Trade and other payables	152	178
Accrued expenses and other liabilities	198	203
Total current liabilities	380	411

Noncurrent liabilities
Long-term debt	1,291	1,292
Employee benefit obligations	330	333
Other noncurrent liabilities	174	176
Total noncurrent liabilities	1,795	1,801

Stockholders' deficit	(343)	(358)

Total liabilities and stockholders’ deficit	$1,832	$1,854

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$53	$(10)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	14	11
Debt issuance cost and discount amortization	—	1
Deferred income taxes	—	85
Equity income from unconsolidated affiliates, net of distributions	—	(2)
Pension contributions	(2)	(3)
Stock-based compensation expense	3	4
Change in operating assets and liabilities (a)	17	(66)
Total cash provided by operating activities	85	20

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(27)	(14)
Acquisitions, net of cash acquired	(30)	(60)
Other investing activities, net	1	—
Total cash used in investing activities	(56)	(74)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings, net of issuance costs	100	44
Repayments on borrowings	(101)	(4)
Repurchases of common stock	—	(37)
Payments for purchase of additional ownership in subsidiary	(1)	(15)
Cash dividends paid	(20)	(15)
Other financing activities	(3)	(4)
Total cash used in financing activities	(25)	(31)
Effect of currency exchange rate changes on cash and cash equivalents	(1)	(1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(86)
Cash and cash equivalents - beginning of period	96	201
CASH AND CASH EQUIVALENTS - END OF PERIOD	$99	$115

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2018				2017
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$189	$38	$8	$46	$154	$35	$6	$41
Core North America	232	31	4	35	251	43	4	47
International	136	18	2	20	140	19	1	20
Total operating segments	557	87	14	101	545	97	11	108
Unallocated and other (a)		—		2		(9)		1
Total results	557	87	14	103	545	88	11	109
Key items:
Net pension and other postretirement plan income		—		(2)		—		(10)
Legacy and separation-related expenses, net		—		—		9		9
Adjusted results	$557	$87	$14	$101	$545	$97	$11	$108

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.

Valvoline Inc. and Consolidated Subsidiaries		Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2018	2017
QUICK LUBES
Lubricant sales (gallons)	6.5	5.7
Premium lubricants (percent of U.S. branded volumes)	63.7%	61.5%
Gross profit as a percent of sales (a)	38.4%	40.4%
Same-store sales growth - Company-owned	9.9%	8.2%
Same-store sales growth - Franchised	9.8%	7.7%
Same-store sales growth - Combined	9.8%	7.9%
CORE NORTH AMERICA
Lubricant sales (gallons)	21.7	23.8
Premium lubricants (percent of U.S. branded volumes)	49.8%	47.8%
Gross profit as a percent of sales (a)	31.7%	37.7%
INTERNATIONAL
Lubricant sales (gallons) (b)	13.8	14.3
Lubricant sales (gallons), including unconsolidated joint ventures	24.2	25.1
Premium lubricants (percent of lubricant volumes)	28.5%	27.7%
Gross profit as a percent of sales (a)	27.2%	28.2%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b) Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018	First Quarter 2018

Beginning of period	462	451	445	442	384
Opened	5	11	4	—	2
Acquired	—	—	1	2	—
Net conversions between company-owned and franchised	4	—	1	1	56
Closed	—	—	—	—	—
End of period	471	462	451	445	442

	Franchised
	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018	First Quarter 2018

Beginning of period	780	703	696	697	743
Opened	24	5	10	2	11
Acquired	31	73	—	—	—
Net conversions between company-owned and franchised	(4)	—	(1)	(1)	(56)
Closed	(1)	(1)	(2)	(2)	(1)
End of period	830	780	703	696	697

Total stores	1,301	1,242	1,154	1,141	1,139

	Express Care
	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018	Second Quarter 2018	First Quarter 2018

Number of locations at end of period	337	347	324	323	320

Valvoline Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2018	2017

Reported net income (loss)	$53	$(10)
Adjustments:
Net pension and other postretirement plan income	(2)	(10)
Legacy and separation-related expenses, net (a)	—	9
Total adjustments, pre-tax	(2)	(1)
Income tax expense of adjustments (a)	—	(1)
Income tax adjustments (a)	—	71
Total adjustments, after tax	(2)	69
Adjusted net income	$51	$59

Reported diluted earnings per share	$0.28	$(0.05)
Adjusted diluted earnings per share	$0.27	$0.29

Weighted average diluted common shares outstanding	189	202
Adjusted weighted average diluted common shares outstanding (b)	189	203

(a)
Enactment of U.S. tax reform resulted in $75 million of expense during the three months ended December 31, 2017, and included $71 million of income tax expense and $7 million of pre-tax expense recognized in Legacy and separation-related expenses, net, which was partially offset by a $3 million tax benefit included in the table above in income tax expense of adjustments.

(b)	For the three months ended December 31, 2017, due to the reported net loss, potential common shares of approximately 1 million were excluded from the diluted share count because their effect would have been anti-dilutive. These potentially dilutive shares were included for the purpose of calculating adjusted diluted earnings per share for the three months ended December 31, 2017.

Valvoline Inc. and Consolidated Subsidiaries		Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2018	2017
Adjusted EBITDA - Valvoline
Net income (loss)	$53	$(10)
Add:
Income tax expense	19	94
Net interest and other financing expenses	17	14
Depreciation and amortization	14	11
EBITDA	103	109
Key items: (a)
Net pension and other postretirement plan income	(2)	(10)
Legacy and separation-related expenses, net	—	9
Adjusted EBITDA	$101	$108

Adjusted EBITDA - Unallocated and other
Operating loss	$—	$(9)
Add:
Depreciation and amortization	—	—
Net pension and other postretirement plan income	2	10
EBITDA	2	1
Key items: (a)
Net pension and other postretirement plan income	(2)	(10)
Legacy and separation-related expenses, net	—	9
Adjusted EBITDA	$—	$—

(a) All key items were recorded in Unallocated and other. The table above reconciles Unallocated and other operating loss and relevant other items reported below operating loss to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2018	2017
Total cash flows provided by operating activities	$85	$20
Adjustments:
Additions to property, plant and equipment	(27)	(14)
Free cash flow	$58	$6

		Fiscal year
Free cash flow (a)		2019 Outlook
Total cash flows provided by operating activities		$310 - $325
Adjustments:
Additions to property, plant and equipment		(115 - 120)
Free cash flow		$190 - $210

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.